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                                                                  Exhibit: 3.1FT


                                   AMENDED AND RESTATED
                                ARTICLES OF INCORPORATION
                                            OF
                            FUTECH EDUCATIONAL PRODUCTS, INC.

         Pursuant to the provisions of Sections 10-1006 and 10-1007 of the Arizona Revised Statutes, the undersigned corporation adopts the following amendments and restatement of its Articles of Incorporation:

FIRST:   The name of the corporation is FUTECH EDUCATIONAL PRODUCTS, INC.

SECOND: The document attached hereto as Exhibit A sets forth a restatement of the Articles of Incorporation, which contain amendments to the Articles of Incorporation.

THIRD: The document attached hereto as Exhibit A was adopted by the board of directors and shareholders of the Corporation on January 29,1998.

F0URTH: The number of shares outstanding and entitled to vote at the time of such adoption was 74,242,457 shares of common stock. The number of undisputed votes cast for the amendments and restatement was 55,301,937. The number of votes cast for the amendments and restatement was sufficient for approval.

DATED: February 5, 1998.

                                       FUTECH EDUCATIONAL PRODUCTS, INC.
                                       (t/b/a Futech Interactive Products, Inc.)

                                       By:/s/ Vincent W. Goett
                                          ---------------------------
                                          Vincent W. Goett, President



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                                    EXHIBIT A

                            ARTICLES OF INCORPORATION

                                       OF

                        FUTECH INTERACTIVE PRODUCTS, INC.

         1. Name. The name of the corporation is Futech Interactive Products, Inc. (the "Corporation").

         2. Purpose. The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

         3. Business. The current business conducted by the Corporation is research, development, manufacturing, marketing and sale of rights to the technology of education products.

         4. Authorized Capital. The Corporation shall have authority to issue 335,000,000 shares, consisting of 235,000,000 shares of Common Stock, having no par value (the "Common Stock") and 100,000,000 shares of preferred stock, having no par value (the "Preferred Stock").

         4.1 Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law and these Articles of Incorporation, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Arizona, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, without limitation, any rights of such series with respect to the election of directors.

         5. Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than one director nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

         5.1 Classification and Terms of Directors. In the event the size of the Board of Directors is fixed at six to eight directors, the directors shall be divided into two classes designated Class I and Class II. In the event the size of the Board of Directors is fixed at nine directors, the directors shall be divided into three classes, designated Class I, Class 11 and Class III. Each class shall consist of at least three directors, and, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board of Directors in the case of six to eight directors, and one-third of the total number of directors constituting the entire Board of Directors in the case


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of nine directors. The Board of Directors shall have discretion to assign individual directors among the classes so created, taking into account such factors as it deems relevant. The term of office of Class I directors shall expire at the first annual shareholders' meeting following their election, the term of office of the Class II directors shall expire at the second annual shareholders' meeting following their election, and the term of office of the Class III directors shall expire at the third annual shareholders' meeting following their election. At each annual meeting of shareholders at which the term of a class of directors expires, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term if there are two classes of directors, and for a three-year term if there are three classes of directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible, and in any event the size of each class shall be at least three directors. In the event there are three classes of directors and the number of directors is changed to a number less than nine but greater than six, there shall no longer be Class III directors and such directors shall be apportioned among Class I and Class II by the Board of Directors. In the event there are two classes of directors and the number of directors is changed to a number of directors less than six, there shall be no classification or staggered terms of directors. Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the whole Board of Directors, and any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. In the event of a vacancy in any class, such vacancy shall be filled prior to the next meeting of directors. If the vacancy is not so filled, the Board of Directors shall reapportion the classes as described elsewhere in this paragraph 5.1.

         5.2 Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of the shareholders, the election, term of office, filling of vacancies, nomination, terms of removal and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

         6. Removal of Directors. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article 6 as one class. If less than the entire Board is to be removed, a director shall not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal.


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         7. Special Meetings. Special meetings of the shareholders of the
Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors, or at the request in writing of shareholders owning 50% or more in amount of the capital stock issued and outstanding and entitled to vote. Special meetings of the shareholders may not be called by any other person or persons. Business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice of such meeting.

         8. Known Place of Business. The known place of business of the Corporation is 2999 North 44th Street, Suite 225, Phoenix, Arizona 85018-7247.

         9. Statutory Agent. The statutory agent is Lawdock, Inc., One East Camelback Road, Suite 400, Phoenix, Arizona 85012.

         10. Board of Directors. The current board of directors consists of five directors. The names and address of the directors until the next annual meeting of shareholders is:

                   Vincent W. Goett
                   Roderick L. Turner
                   Gary Oman
                   Gary Roy "Joe" Billings
                   Robert Rosepink
                   2999 North 44th Street, Suite 225
                   Phoenix, Arizona 85018-7247.

         11. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability (i) for the amount of a financial benefit received by a director to which the director is not entitled (ii) for an intentional infliction of harm on the Corporation or the shareholders, (iii) for an intentional violation of criminal law, or (iv) for a violation of Section 10-833 of the Arizona Business Corporation Act. If the Arizona Business Corporation Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as so amended.

             Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. No amendment to the Arizona Revised Statutes that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director for any act, omission or transaction which occurs prior to the effective date of such amendment.